  EXECUTION COPY

Exhibit 10.31

ASSET PURCHASE AGREEMENT

between

UNIVERSAL HEALTH SERVICES, INC.

and

PHC, INC.

Dated as of

March 15, 2011

TABLE OF CONTENTS

                                                                                                                                                                              Page
ARTICLE I

Purchase and Sale of the Acquired Assets

ARTICLE II

The Closing

SECTION 2.01.	Closing Date	9
SECTION 2.02	Transactions to be Effected at the Closing	9

ARTICLE III

Representations and Warranties of Seller

ARTICLE IV

Representations and Warranties of Purchaser

ARTICLE V

Covenants

ARTICLE VI

Conditions Precedent

SECTION 6.01.	Conditions to Each Party’s Obligation	32
SECTION 6.02.	Conditions to Obligation of Purchaser	33
SECTION 6.03.	Conditions to Obligation of Seller	33
SECTION 6.04.	Frustration of Closing Conditions	34

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.	Termination	34
SECTION 7.02.	Effect of Termination	35
SECTION 7.03.	Amendments and Waivers	35

ARTICLE VIII

Indemnification

ARTICLE IX

General Provisions

Exhibits
Exhibit A – Form of Transition Services Agreement

Annexes
Annex A – Current Assets
Annex B – Current Liabilities

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of March 15, 2011, between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation (“Seller”), and PHC, INC., a Massachusetts corporation (“Purchaser”).

WHEREAS, upon the terms and conditions of this Agreement, Seller desires to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase, the Acquired Assets, and assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

Purchase and Sale of the Acquired Assets

SECTION 1.01. Purchase and Sale.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the Selling Subsidiaries to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and the Selling Subsidiaries, all right, title and interest as of the Closing of Seller and the Selling Subsidiaries in and to the Acquired Assets, in consideration for (a) $21,500,000 (the “Base Purchase Price”), payable as set forth in Section 2.02 and subject to adjustment as set forth in Section 1.06, and (b) the assumption of the Assumed Liabilities by Purchaser.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition”.

SECTION 1.02. Acquired Assets and Excluded Assets.  (a) The term “Acquired Assets” means all property and assets, tangible or intangible, of whatever nature and wherever located, that are owned, leased or licensed by Seller and/or the Selling Subsidiaries on the Closing Date and that are used in or relate to the operation or conduct of the Business, other than Excluded Assets, including (in each case, to the extent not constituting an Excluded Asset):

(i) all real property interests (including fee simple interests and real property leasehold interests, whether as lessor or lessee), including all easements, appurtenances, licenses and permits, together with all buildings and other structures, facilities and improvements located thereon, in each case owned, leased or otherwise held by the Selling Subsidiaries on the Closing Date and that are used in or relate to the operation or conduct of the Business, including all such interests in that certain facility located at 575 South DuPont Highway, New Castle, Delaware 19720 known as “MeadowWood Behavioral Health System” (collectively, the “Acquired Premises”);

(ii) all machinery, equipment, tools, fixtures, vehicles, furniture, computer hardware and all other items of tangible personal property of every kind that are owned, leased or licensed by the Selling Subsidiaries on the Closing Date and that are used in or relate to the operation or conduct of the Business, together with any express or implied warranty by the manufacturer, seller or lessor of any item or component part thereof and all maintenance records and other documents relating thereto (collectively, “Tangible Personal Property”);

(iii) all contracts and agreements (including those in the form of leases, service agreements for dietary and housekeeping services, supply agreements or procurement contracts and those with physicians, other health care providers, unions, Third Party Payors, health maintenance organizations, customers, suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, cosigners and cosignees), in each case to the extent any such contract or agreement is used in or relates to the operation or conduct of the Business (it being understood that to the extent any such contract or agreement is used in or relates to the operation or conduct of one or more businesses of Seller or any of its subsidiaries other than the Business, then only the portion thereof that is used in or relates to the operation or conduct of the Business shall be assigned hereunder) (all such contracts or agreements (or portions thereof) to be assigned hereunder are collectively referred to in this Agreement as the “Assigned Contracts”);

(iv) all rights and title in and to use the name “MeadowWood Behavioral Health System” on a permanent and exclusive basis;

(v) all Intellectual Property used in or relating to the operation or conduct of the Business (collectively, “Assigned Intellectual Property”);

(vi) all intangible rights and property (other than Intellectual Property) used in or relating to the operation or conduct of the Business, including all going concern value, goodwill, telecopy and telephone numbers, domain names, listings and websites used in or relating to the operation or conduct of the Business, including the domain name “mwbhs.com”;

(vii) all Permits used in or relating to the operation or conduct of the Business that are transferable under Law;

(viii) all inventories, stores and supplies used in or relating to the operation or conduct of the Business;

(ix) all accounts receivable used in or relating to the operation or conduct of the Business, including any accounts receivable included in the calculation of the Final Working Capital Amount;
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(x) all rights under warranties and guarantees, express or implied, used in or relating to the operation or conduct of the Business;

(xi) all books, records, files (electronic and hard copy), information and documents that are inscribed in a tangible medium or that are stored in an electronic or other medium and are retrievable in a perceivable form, including (A) client and customer lists, patient and payor information, referral sources, research and development reports, production reports, service and warranty records, equipment logs, operating guides and manuals, financial and accounting documents, creative materials, advertising materials, promotional materials, studies, reports, correspondence, financial statements, financial plans and forecasts, operating plans, price lists, cost information, supplier and vendor lists, marketing analyses, customer lists, employee lists, salaries and benefits information, (B) subject to applicable Law, copies of all personnel files and (C) subject to applicable Law, all patient charts, appointment history and other patient records (collectively, “Business Records”), in each case used in or relating to the operation or conduct of the Business (it being understood that if any such Business Record is used in or relates to the operation or conduct of one or more businesses of Seller and its subsidiaries other than the Business, then only the portion thereof that is used in or relates to the operation or conduct of the Business shall be assigned hereunder);

(xii) all assets with respect to any Seller Benefit Plan that are transferred to an employee benefit plan maintained by Purchaser or an affiliate of Purchaser, as specifically provided in Section 5.12;

(xiii) any other asset included as a Current Asset in the calculation of the Final Working Capital Amount; and

(xiv) all rights, claims and credits (including any prepaid accounts or expenses other than prepaid Excluded Taxes) of Seller or any Selling Subsidiary to the extent relating to any other Acquired Asset or any Assumed Liability.

(b) The term “Excluded Assets” means:

(i) all cash and cash equivalents of Seller or any Selling Subsidiary;

(ii) all rights, claims and credits of Seller or any Selling Subsidiary against Seller and/or any of its subsidiaries as of the Closing and all other rights, claims and credits of Seller or any Selling Subsidiary to the extent relating to any asset other than the Acquired Assets or any liability other than the Assumed Liabilities, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any Selling Subsidiary in respect of any asset that is not an Acquired Asset or any liability that is not an Assumed Liability;

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(iii) the following commercial names, trade names, “doing business as” (d/b/a) names, registered and unregistered trademarks, service marks and applications:  “Universal Health Services”, “UHS”, “Psychiatric Solutions”, “PSI”, “Focus Healthcare of DE LLC”, “HHC Delaware Inc.”, “Delaware Investment Associates LLC”, “The Jason Foundation” and any other names confusingly similar thereto (collectively, the “Seller Names”);

(iv) all rights of Seller and the Selling Subsidiaries under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (collectively, the “Ancillary Agreements”);

(v) all Business Records prepared in connection with the sale of the Business and all Business Records that Seller or any Selling Subsidiary is required by applicable Law to retain;

(vi) all financial and Tax records relating to the Business to the extent any such record constitutes a part of the general ledger of Seller or any Selling Subsidiary;

(vii) except as specifically provided in Section 5.12, all assets of or relating to any Seller Benefit Plan;

(viii) refunds and credits, claims for refunds and credits and rights to receive refunds or credits from any Taxing Authority with respect to Excluded Taxes;

(ix) all rights, claims and credits of Seller or any Selling Subsidiary to the extent relating to (A) any Medicare or Medicaid reimbursement related to the Business, any Third Party Payor, any Governmental Entity and/or any patient and (B) the operation or conduct of the Business prior to the Closing Date, in each case to the extent not included in the calculation of the Final Working Capital Amount; and

(x) all properties and assets (excluding contracts and agreements and Business Records which shall be subject to apportionment as set forth in Section 1.02(a)(iii) and Section 1.02(a)(xi)) that (A) are used in or relate to the operation or conduct of one or more businesses of Seller and its subsidiaries other than the Business and (B) are not primarily used in or do not primarily relate to the operation or conduct of the Business.

(c) Notwithstanding the foregoing and without limiting Section 1.02(b)(v), Seller shall be entitled to retain a copy of all Business Records to be transferred to Purchaser hereunder to the extent necessary for it to comply with all Laws applicable to Seller and the Selling Subsidiaries.
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SECTION 1.03. Assumption of Certain Liabilities.  (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, the following liabilities, obligations and commitments of Seller and the Selling Subsidiaries (other than any Excluded Liabilities) (the “Assumed Liabilities”):

(i) all liabilities, obligations and commitments of Seller and the Selling Subsidiaries under the Assigned Contracts to the extent such liabilities, obligations and commitments arise from the operation or conduct of the Business after the Closing;

(ii) all liabilities, obligations and commitments included as a Current Liability in the calculation of the Final Working Capital Amount (collectively, the “Assumed Current Liabilities”);

(iii) all liabilities, obligations and commitments with respect to the Business Employees (or any dependent or beneficiary of any Business Employee) that Purchaser has specifically agreed to assume pursuant to Section 5.12 (collectively, the “Covered Employee Liabilities”);

(iv) all liabilities, obligations and commitments for (A) Taxes to the extent arising out of, relating to or in respect of the Business or the Acquired Assets, in each case for all Post-Closing Tax Periods and (B) 50% of all Transfer Taxes;

(v)  all liabilities, obligations and commitments that both (A) arise after the Closing under any Medicare or Medicaid provider agreement of the Business or to any Third Party Payor, any Governmental Entity and/or any patient and (B) relate to any receivable or other asset that was included as a Current Asset in the calculation of the Final Working Capital Amount (regardless of whether the liability, obligation or commitment relates to the operation or conduct of the Business prior to or after Closing); and

(vi) all liabilities, obligations and commitments not listed above to the extent (A) arising from the operation or conduct of the Business after the Closing or (B) arising from the ownership, lease, operation, use or condition of any Acquired Asset after the Closing.

(b) Seller and the Selling Subsidiaries shall retain and Purchaser shall not assume any liabilities, obligations or commitments of Seller and the Selling Subsidiaries other than the Assumed Liabilities.  The term “Excluded Liability” means (in each case, to the extent not constituting an Assumed Current Liability):

(i) any liability, obligation or commitment of Seller or any Selling Subsidiary to the extent arising from the operation or conduct by Seller or the Selling Subsidiaries of any business other than the Business;

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(ii) any liability, obligation or commitment of Seller or any Selling Subsidiary to the extent arising from any asset that is not an Acquired Asset;

(iii) any liability, obligation or commitment for Excluded Taxes;

(iv) any liability, obligation or commitment with respect to employees of Seller, of any Selling Subsidiary or of any other subsidiary of Seller, in each case other than the Covered Employee Liabilities;

(v) any rebate, refund or other liability, obligation or commitment of Seller or any Selling Subsidiary to the extent (A) arising from any Medicare or Medicaid provider agreement of the Business, any Third Party Payor or any Governmental Entity, (B) relating to the operation or conduct of the Business prior to the Closing Date and (C) does not relate to any Current Asset included in the calculation of the Final Working Capital Amount; and

(vi) any liability or obligation resulting from the violation of any Federal and State Health Care Laws by the Business prior to the Closing Date.

SECTION 1.04. Consents of Third Parties.  (a) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an agreement to assign any Acquired Asset if an attempted assignment thereof, without the consent of a third party, would constitute a violation of Law, a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to a contract concerning such Acquired Asset, or would in any way adversely affect the rights of Seller or the Selling Subsidiaries or, upon transfer, Purchaser under such Acquired Asset; provided that this sentence shall not apply with respect to any consent required only under a Lien described in Section 5.16.  If any transfer or assignment by any Selling Subsidiary to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any Acquired Asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

(b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate in any lawful and commercially reasonable arrangement reasonably proposed by Seller or Purchaser under which Purchaser shall obtain the economic claims, rights and benefits and perform the obligations under the Acquired Asset with respect to which such consent has not been obtained in accordance with this Agreement.  Such commercially reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller or the applicable Selling Subsidiary against the other party to any applicable third-party agreement and (ii) the enforcement by Seller or the applicable Selling Subsidiary of such rights.

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(c) Nothing in this Section 1.04 shall be construed to impair (i) the obligations of the parties pursuant to Section 5.03 or (ii) any condition set forth in Article VI.

SECTION 1.05. Working Capital.  (a) Within ninety (90) days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement (the “Working Capital Statement”) setting forth in reasonable detail Seller’s calculation of Working Capital as of the close of business on the day immediately preceding the Closing Date (“Closing Working Capital”).  Purchaser shall provide Seller and its advisors, including its independent auditors, with such cooperation and assistance as Seller may reasonably request in connection with its preparation of the Working Capital Statement.

(b) During the thirty (30)-day period following Purchaser’s receipt of the Working Capital Statement, Purchaser and its advisors, including its independent auditors, shall be permitted to review, and Seller shall promptly make available, the books, records and working papers of Seller and its independent auditors relating to the calculation of Closing Working Capital.  The Working Capital Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Working Capital Statement (the “Notice of Disagreement”) to Seller prior to such date.  Purchaser may only deliver one Notice of Disagreement to Seller, and Purchaser and its affiliates shall not raise any disagreements with the Working Capital Statement other than the disagreements set forth in the Notice of Disagreement, nor shall Purchaser or any of its affiliates adjust or change any disagreement set forth in the Notice of Disagreement.  The Notice of Disagreement shall (i) specify in reasonable detail the nature of each disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Closing Working Capital being calculated inconsistent with this Section 1.05 or the definition of “Working Capital” and (iii) be accompanied by an officer’s certificate of Purchaser that it has complied with Section 1.05(e).

(c) If a Notice of Disagreement is delivered in accordance with Section 1.05(b), Seller and Purchaser shall, during the thirty (30)-day period following such delivery, use their reasonable best efforts to reach agreement with respect to the matters specified in the Notice of Disagreement.  If during such thirty (30)-day period Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause Grant Thornton LLP (the “Accounting Firm”) to review the relevant portions of this Agreement, the Working Capital Statement, the Notice of Disagreement and the disputed items or amounts for the purpose of calculating Closing Working Capital in accordance with this Agreement.  In making any such calculation, the Accounting Firm (i) shall calculate de novo only the disputed items identified in the Notice of Disagreement (and not theretofore resolved by Seller and Purchaser) in accordance with Section 1.05(b), (ii) shall not assign a value to any such disputed item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, (iii) with respect to any item not disputed in the Notice of Disagreement, shall apply the value ascribed thereto in the Working Capital Statement and (iv) with respect to any item disputed in the Notice of Disagreement but theretofore resolved by Seller and Purchaser, shall apply the value theretofore agreed upon by Seller and Purchaser.  The Accounting Firm shall deliver to Seller and Purchaser, as promptly as practicable (but in no event later than forty-five (45) days from the date of its engagement), a written report setting forth its calculation of Closing Working Capital in accordance with this Agreement.  Absent fraud or manifest error, such report shall be final, binding and non-appealable upon Seller and Purchaser and a Judgment may be entered in respect thereof in any court of competent jurisdiction.  Closing Working Capital as and when it is finally determined in accordance with Section 1.05(b) or this Section 1.05(c), as the case may be, is referred to herein as the “Final Working Capital Amount”.

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(d) The fees and expenses of the Accounting Firm shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  If the Accounting Firm specifically identified above is unable or unwilling to act as such hereunder, then the “Accounting Firm” for all purposes of this Agreement shall be any other independent public accounting firm reasonably acceptable to Seller and Purchaser.  Except as expressly provided above with regard to the Accounting Firm, all costs and expenses incurred by the parties in connection with the matters contemplated by this Section 1.05 shall be borne by the party incurring such expense.

(e) Following the Closing and until the determination of the Final Working Capital Amount, none of Purchaser and its subsidiaries or Seller and its subsidiaries shall take any action with respect to the accounting books and records of the Business on which the Working Capital Statement is to be based that could prevent, obstruct or otherwise affect (i) the results of the procedures set forth in this Section 1.05, including the amount of Closing Working Capital or any other value set forth on the Working Capital Statement or (ii) the procedures set forth in this Section 1.05, including the preparation of the Working Capital Statement or the resolution of any dispute regarding the Working Capital Statement.  From and after the Closing and until the determination of the Final Working Capital Amount, Purchaser shall afford, and shall cause its affiliates to afford, Seller and its Representatives with reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the determination of the Final Working Capital Amount, including access to the working papers of Purchaser and its independent auditors prepared in connection with any Notice of Disagreement.

SECTION 1.06. Purchase Price Adjustment.  (a) If the Final Working Capital Amount is greater than $2,268,704, the Base Purchase Price shall be increased by the amount by which the Final Working Capital Amount exceeds $2,268,704 (the amount of such excess, the “WC Excess Amount”) and Purchaser shall promptly pay to Seller the WC Excess Amount.

(b) If the Final Working Capital Amount is less than $1,856,212, the Base Purchase Price shall be decreased by the amount by which the Final Working Capital Amount is less than $1,856,212 (the amount of such deficit, the “WC Deficit Amount”) and Seller shall promptly pay to Purchaser the WC Deficit Amount.

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(c) If the Final Working Capital Amount is equal to $2,268,704, $1,856,212 or any amount in between each of the foregoing, the Base Purchase Price shall not be adjusted and no payment shall be made pursuant to this Section 1.06.

(d) Any amount payable under this Section 1.06 shall be paid by wire transfer of immediately available funds to the account specified therefor by the relevant payee in writing.  The Base Purchase Price as adjusted or not adjusted, as the case may be, pursuant to the foregoing clauses (a), (b) and (c) of this Section 1.06 shall hereinafter be referred to as the “Final Purchase Price”.

ARTICLE II

The Closing

SECTION 2.01. Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. New York City time, on the second (2nd) business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01, or, if on such day any condition set forth in Section 6.02 or Section 6.03 has not been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02. Transactions to be Effected at the Closing.  At the Closing:

(a) Seller shall deliver to Purchaser, and shall cause each applicable Selling Subsidiary to deliver to Purchaser, such appropriately executed special warranty deeds or their equivalent (in recordable form), customary owner’s affidavits, transfer tax forms, bills of sale, assignments and such other instruments as may be required in order to transfer the Acquired Assets to Purchaser, in each case in form and substance reasonably satisfactory to the parties;

(b) Seller shall deliver to Purchaser, and shall cause each Selling Subsidiary to deliver to Purchaser, non-foreign person affidavits, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued under Section 1445 of the Code, certifying that it is not a “foreign person” as defined in Section 1445 of the Code;

(c) Seller shall deliver to Purchaser a certificate, dated as of the Closing Date and duly executed by an executive officer of Seller, certifying that the condition in Section 6.02(a) has been satisfied;

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(d) Purchaser shall deliver to Seller (or its designee), by wire transfer to a bank account designated in writing by Seller (such designation to be made at least one (1) business day prior to the Closing Date), immediately available funds in an amount equal to the Base Purchase Price;

(e) Purchaser shall deliver to Seller (or its designee) appropriately executed assumption agreements relating to the Assumed Liabilities in form and substance reasonably satisfactory to the parties;

(f) each of Seller and Purchaser shall execute and deliver a transition services agreement substantially in the form of Exhibit A hereto; and

(g) if either Purchaser or Seller so requests, Seller shall deliver the documents described in subparagraph (a) above, which relate to MeadowWood Hospital, to the Title Company pursuant to escrow instructions reasonably satisfactory to the parties.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the disclosure schedules delivered by Seller to Purchaser on or prior to the date hereof, including any documents attached to or incorporated by reference in such disclosure schedules (the “Disclosure Schedules”), Seller hereby represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.  The disclosure in any section or subsection of the Disclosure Schedules corresponding to any Section in this Article III shall be deemed to qualify all other Sections and subsections in this Article III.

SECTION 3.01. Organization, Standing and Power.  Each of Seller and the Selling Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except for any such failures to be so organized, existing or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.02. Authority; Execution and Delivery; Enforceability.  Seller has full power and authority to execute this Agreement, and Seller and the Selling Subsidiaries will have full power and authority to execute the Ancillary Agreements to which each of them is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement, and the execution and delivery by Seller and the Selling Subsidiaries of the Ancillary Agreements to which each of them is, or is specified to be, a party and the consummation by Seller and the Selling Subsidiaries of the Acquisition and the other transactions contemplated hereby and thereby have been or will be duly authorized by all necessary corporate or other action.  Seller has duly executed and delivered this Agreement and, prior to the Closing, Seller and the Selling Subsidiaries will have duly executed and delivered each Ancillary Agreement to which each of them is, or is specified to be, a party, and, assuming the due execution and delivery of this Agreement and each Ancillary Agreement by the other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will at the Closing constitute, a legal, valid and binding obligation of Seller or the Selling Subsidiary party thereto, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or similar Laws relating to creditors’ rights generally and to general principles of equity.

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SECTION 3.03. No Conflicts; Consents.  The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller and each Selling Subsidiary of each Ancillary Agreement to which each of them is, or is specified to be, a party will not, and the consummation by Seller and the Selling Subsidiaries of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and each Selling Subsidiary with the applicable terms hereof and thereof will not, conflict with any provision of (a) the organizational documents of Seller or any Selling Subsidiary, (b) any contract to which Seller or any Selling Subsidiary is a party or by which any of their respective properties or assets is bound or (c) any judgment, order (whether temporary, preliminary or permanent or consensual or nonconsensual), injunction, decree, writ of any Governmental Entity or arbitrator (“Judgment”) or Law applicable to Seller or any Selling Subsidiary or their respective properties or assets, other than, in the case of clauses (a), (b) and (c) above, the Antitrust Orders and any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any Selling Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, in each case other than (i) compliance with and filings under the Securities Exchange Act of 1934, as amended, (ii) those required to be obtained under the Antitrust Orders and (iii) those the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.04. Financial Statements.  (a) Section 3.04(a) of the Disclosure Schedules sets forth (i) the unaudited balance sheets of the Business as of December 31, 2010 and December 31, 2009 and (ii) certain unaudited net revenue and operating expense data for the twelve months ended December 31, 2010 and December 31, 2009 (collectively, the “Financial Statements”).

(b)  The Financial Statements were prepared based on the books and records of the Business in a manner consistent with past practice and fairly present in all material respects the financial condition of the Business as of the dates indicated or the net revenue and operating expenses of the Business for the periods indicated, as applicable, except as otherwise stated therein and the absence of notes.

SECTION 3.05. Accounts Receivable.  The accounts receivable included as Current Assets in the calculation of the Final Working Capital Amount arose from bona fide transactions in the ordinary course of business of the Business.  Since December 31, 2010, the Business has collected accounts receivable in accordance with its regular collection practices and has not granted any rebates, discounts, advances or allowances to any obligor and has not otherwise sold, discounted or disposed of any accounts receivable, in each case except in the ordinary course of business of the Business and consistent with past practice.

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SECTION 3.06. Accounts Payable.  Since December 31, 2010, neither Seller nor any Selling Subsidiary has deferred the payment of any material liability or expense of the Business, or the satisfaction of any other material obligation of the Business, in each case other than in the ordinary course of business of the Business and consistent with past practice.

SECTION 3.07. Assets Other Than Real Property Interests.  Seller and/or one or more of the Selling Subsidiaries have valid title to or a valid leasehold interest in or otherwise have the right to use each Acquired Asset (other than the Acquired Premises which are the subject of Section 3.08), in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”), except (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations that are not delinquent, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are Assumed Liabilities and are not due and payable, (b) restrictions imposed in any Permit necessary or appropriate to conduct the Business as currently conducted and (c) other Liens that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted (the Liens described in clauses (a), (b) and (c) above, together with the Liens referred to in clauses (ii) to (vi) of Section 3.08(a), are referred to collectively as “Permitted Liens”).

SECTION 3.08. Real Property.  (a) Each Acquired Premises owned in fee by Seller or a Selling Subsidiary is identified on Section 3.08 of the Disclosure Schedules.  Seller and/or one or more of the Selling Subsidiaries has good and insurable fee title to the Acquired Premises owned in fee by Seller or such Selling Subsidiary, free and clear of all Liens, except (i) Liens described in clause (a), (b) or (c) of Section 3.07, (ii) Liens or other matters identified on Section 3.08 of the Disclosure Schedules, (iii)  recorded and unrecorded easements, covenants, rights-of-way, restrictions and other matters that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted, (iv) any conditions that would be disclosed by a current, accurate survey or physical inspection of any Acquired Premises made prior to Closing and that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted, (v) zoning, building and other similar restrictions and (vi) the Liens described in Section 5.16.

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(b) Neither Seller nor any Selling Subsidiary owns a leasehold estate in any Acquired Premises, other than pursuant to leases, if any, that will be terminated effective as of the Closing. There are no leases or other agreements granting to any party or parties (other than a Seller or Selling Subsidiary, as applicable) the right to use and occupy all or any portion of an Acquired Premises on an exclusive basis and there are no parties (other than a Seller or a Selling Subsidiary and/or vendors providing services to Seller or a Selling Subsidiary) in possession of all or any portion of any Acquired Premises, except in each case as would not reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.09. Intellectual Property.  (a) Section 3.09 of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all the Assigned Intellectual Property constituting a patent, patent application, registered trademark, trademark application, registered copyright or copyright application, in each case that is material to the Business.  Neither Seller nor any Selling Subsidiary has granted any license of any kind relating to any Assigned Intellectual Property that is material to the Business, except nonexclusive licenses in the ordinary course of business.  Neither Seller nor any Selling Subsidiary is a party to any option, license or similar contract relating to the use of Assigned Intellectual Property of any other person that is material to the Business, except for so-called “shrink-wrap” license agreements relating to computer software licensed by the Business.  The conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property rights of any other Person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

(b) No claims are pending or threatened in writing, as of the date of this Agreement, against Seller or any Selling Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Assigned Intellectual Property that is material to the Business.

SECTION 3.10. Assigned Contracts.  Section 3.10 of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each Assigned Contract that is material to the Business.  All such contracts are valid, binding and in full force and effect and are enforceable by Seller or the applicable Selling Subsidiary, as the case may be, in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, would not be material to the Business.  Seller or the applicable Selling Subsidiary has performed all material obligations required to be performed by it to date under the Assigned Contracts, and it is not in material breach or default thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is in material breach or default thereunder.

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SECTION 3.11. Tangible Personal Property.  Each item of Tangible Personal Property is in good working order (ordinary wear and tear excepted), is free from any defect and has been maintained in accordance with the past practice of the Business and generally accepted industry practice, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.12. Sufficiency of Acquired Assets.  Upon (a) the sale, assignment, transfer, conveyance and delivery to Purchaser of the tangible Acquired Assets in accordance with this Agreement and (b) the receipt by Purchaser of the services and benefits available to it under this Agreement and the Ancillary Agreements and the implementation of the transactions contemplated hereunder and thereunder, Purchaser will, as of the Closing Date, own or have the right to use all the material tangible assets necessary to conduct the Business as conducted immediately prior to the Closing Date.  This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.08.

SECTION 3.13. Permits.  (a) Section 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all healthcare related Permits held by Seller or a Selling Subsidiary with respect to owning or holding under lease or operating the Acquired Assets or conducting the Business.  Such Permits constitute all Permits necessary to own or hold under lease and operate the Acquired Assets and to conduct the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  Such Permits are validly held by Seller and/or one or more of the Selling Subsidiaries, Seller or such Selling Subsidiary has complied in all material respects with all terms and conditions thereof and since December 31, 2007, none of Seller or any Selling Subsidiary has received a notice or threat of any Proceeding relating to the revocation, termination, suspension or modification of any such Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) Since December 31, 2007, (i) any material Permits of the Business that were revoked, modified or otherwise adversely affected by any past Proceedings have been reinstated or replaced, or are no longer necessary and (ii) neither Seller nor any of the Selling Subsidiaries have, solely with respect to the Business, been: (x) terminated or excluded from any Third Party Payor program of a Governmental Entity; or (y) involuntarily suspended from participating in any Third Party Payor program of a Governmental Entity, other than in connection with the processing of any applications related to any changes of ownership or other similar events.

SECTION 3.14. Taxes.  Seller and each of the Selling Subsidiaries has timely filed within the time period for filing or any extension granted with respect thereto, all material Tax Returns which it is required to file for any Pre-Closing Tax Period relating or pertaining to any material Taxes of the Business or any Acquired Assets, and all such Tax Returns are true, complete and correct in all material respects.  All material Taxes due and owing by Seller or any Selling Subsidiary (whether or not shown on any Tax Return) have been paid.  There are no Liens for Taxes on the Acquired Assets, other than Permitted Liens, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against Seller or the Selling Subsidiaries which would give rise to any such Lien, other than Permitted Liens.  There are no material claims asserted in writing by a Taxing Authority with respect to any Excluded Taxes.  None of the Acquired Assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.  Each of the Seller and the Selling Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

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SECTION 3.15. Litigation, etc.  There is no Proceeding before any Governmental Entity pending or, to the knowledge of Seller, threatened in writing against or involving the Business or any of the Acquired Assets that, individually or in the aggregate, would reasonably be expected to have a Business Material Adverse Effect.  Neither the Business nor any Acquired Asset is subject to any continuing order judgment, injunction or decree of, or consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

SECTION 3.16. Benefit Plans; Employee and Labor Matters.  (a) Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all Assumed Benefit Plans and Assumed Benefit Agreements.

(b) Each Assumed Benefit Plan and each Assumed Benefit Agreement has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, except for any failure to so be administered or comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

(c) No Assumed Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.  There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability after the Closing of Purchaser or any of its affiliates, in each case except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (i) through (iv), with respect to Seller, any Selling Subsidiary or any other Commonly Controlled Entity.

(d) None of the execution and delivery by Seller of this Agreement, the execution and delivery by Seller and each Selling Subsidiary of each Ancillary Agreement to which each of them is, or is specified to be, a party, the consummation by Seller and the Selling Subsidiaries of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller and each Selling Subsidiary with the applicable terms hereof and thereof shall (i) entitle any Business Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Seller Benefit Plan or Seller Benefit Agreement, (iii) result in any breach or violation of, or default under, or limit Purchaser’s right to amend, modify or terminate, any Assumed Benefit Plan or Assumed Benefit Agreement or (iv) result in any payments to any Business Employees which would not be deductible under Section 280G of the Code, except, in the case of the foregoing clauses (i), (ii) and (iii), for any payments or benefits for which Seller or any Selling Subsidiary shall be solely liable.

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SECTION 3.17. Compliance with Applicable Laws.  (a) The Business is in compliance with all applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Since December 31, 2007 and to the knowledge of Seller, the Business has not engaged in any activities which would constitute a material violation of, and has complied in all material respects with, all Federal and State Health Care Laws applicable to the Business, and has not engaged in any activities which constitute a knowing and intentional commission of fraud, including the following:  (a) knowingly and intentionally making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and intentionally making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) knowingly and intentionally soliciting, paying or receiving any unlawful remuneration (including any kickback, bribe or rebate), directly or indirectly, covertly or overtly, in cash or in-kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a government health care program or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any government health care program; and (d) knowingly and intentionally filing or causing the filing of any claim for services in violation of Law governing referrals by physicians or other health care providers.  This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.14.  Notwithstanding the foregoing: (i) the “intentionally” qualification set forth in subsections (a), (b) and (c) in this Section 3.17 shall not apply to claims arising under the Delaware Health Care Fraud Act (Del. Code Ann. tit. 11 Section 913  (A)) or the Delaware False Claims and Reporting Act (Del. Code Ann. tit. 6 Section 1201 et. seq.); and (ii) the “knowingly and intentionally” qualification set forth in subsections (a), (b) and (c) of this Section 3.17 shall not apply to claims arising under the Delaware Provider Welfare Fraud and Kickback Law (Del. Code Ann. tit. 31 Section 1001 et seq.).

(b) Since November 15, 2010 to the date of this Agreement, Seller has complied in all material respects with the obligations and commitments of “Respondents” under Paragraph II.B. of that certain Order to Hold Separate and Maintain Assets of the FTC dated November 15, 2010, in each case to the extent related to the Delaware Divestiture Assets (as defined therein).

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SECTION 3.18. Environmental Matters.  Except, in the case of each of clauses (a) through (d) below, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect:  (a) the Seller and each Selling Subsidiary is and, since December 31, 2007, has been in compliance with all Environmental Laws pertaining to the Business or any of the Acquired Assets, including the Acquired Premises; (b) the Seller and the Selling Subsidiaries possess all Permits issued pursuant to any Environmental Law that are required to conduct the Business as it is currently conducted at the Acquired Premises and are and, since December 31, 2007, have been in compliance with all such Permits; (c) to the knowledge of the Seller, no releases of Hazardous Substances have occurred at, on, from or under any of the Acquired Premises in a manner and to an extent that reasonably would be expected to result in a claim against Seller with respect to the Business pursuant to Environmental Law; and (d) since December 31, 2007, neither Seller nor any Selling Subsidiary has received any written claim or notice from any Governmental Authority alleging any violation of any Environmental Law relating to the Business or any of the Acquired Assets, including the Acquired Premises.

SECTION 3.19. Insurance.  Section 3.19 of the Disclosure Schedules sets forth a true and complete list of the types of insurance policies maintained as of the date hereof by or on behalf of Seller or any Selling Subsidiary that relate to the Business or the Acquired Assets.

SECTION 3.20. Business Employees.  Section 3.20 of the Disclosure Schedules contains a list, as of the date hereof, of each Business Employee and his or her (a) base salary or hourly rate and expected hours worked per week, (b) target incentive compensation and (c) accrued vacation time.  No Business Employee is a member of or represented by any labor union or other collective bargaining representative in connection with his or her employment.  Since December 31, 2007, Seller has not received any petition for, or written notice of any action being taken with respect to (a) any collective bargaining representation, solicitation or organization of any Business Employee or (b) any unfair labor practice, discrimination, sexual or other harassment or occupational and health safety standards charge, grievance, arbitration, claim, proceeding or jurisdictional dispute before any Governmental Entity (including the National Labor Relations Board or an equal employment opportunity council) or otherwise in connection with such Business Employee’s employment by Seller or a Selling Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  There are no labor disputes, strikes, work stoppages or slowdowns, organizing efforts or other similar labor activities pending or, to the knowledge of Seller, threatened, with respect to any Business Employee in connection with his or her employment by Seller or a Selling Subsidiary, except for such labor disputes, strikes, work stoppages, slowdowns and organizing efforts that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Seller and the Selling Subsidiaries have complied with all requirements of applicable Law relating to the Business Employees, except for such instances of noncomplicance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Seller has not received any notice regarding a current claim against it or any Selling Subsidiary for (a) overtime pay, wages, salary or bonus, excluding current payroll periods or (b) vacation time, excluding time earned in current payroll periods.

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SECTION 3.21. Absence of Certain Changes or Events.  Since November 15, 2010 to the date hereof and except in connection with the Acquisition, Seller and the Selling Subsidiaries have conducted the Business in the ordinary course of business.

SECTION 3.22. Brokers.  No fees and expenses of any broker, investment banker, financial advisor or other person engaged by Seller or any of its affiliates in connection with this Agreement or the transactions contemplated hereby will be payable by Purchaser or any of its affiliates.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller and the Selling Subsidiaries that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

SECTION 4.01. Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except for any such failures to be so organized, existing or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements or the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).

SECTION 4.02. Authority; Execution and Delivery; Enforceability.  Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action.  Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery of this Agreement and each Ancillary Agreement by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party, will at the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or similar Laws relating to creditors’ rights generally and to general principles of equity.

SECTION 4.03. No Conflicts; Consents.  The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with any provision of (a) the organizational documents of Purchaser, (b) any contract to which Purchaser is a party or by which any of its properties or assets is bound or (c) any Judgment or Law applicable to Purchaser or any of its properties or assets, other than, in the case of clauses (a), (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) those required to be obtained under the Antitrust Orders, (ii) those contemplated by Section 6.01(b) of this Agreement and (iii) those the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

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SECTION 4.04. Litigation, etc.  There are no (a) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates or (b) investigations by any Governmental Entity pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates that, in any case, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05. Availability of Funds.  Purchaser has cash on hand and committed financing that, together, will at the Closing be sufficient to effect the Acquisition, including to pay the Base Purchase Price and all associated costs and expenses.  Purchaser has made available to Seller a true and complete copy of a commitment letter dated as of March 15, 2011 between Purchaser and Jefferies Finance LLC setting forth the terms and conditions of the committed financing available to Purchaser in connection with the Acquisition (the “Commitment Letter” and, the financing contemplated thereby, the “Financing”), which Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Purchaser and the other parties thereto (subject, however, to the conditions stated therein).  The obligation to make the Financing available to Purchaser pursuant to the terms of the Commitment Letter is not subject to any conditions other than the conditions expressly set forth in the Commitment Letter.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Commitment Letter, and Purchaser does not have any reason to believe that any portion of the Financing to be made thereunder will not be available to Purchaser on a timely basis to consummate the Acquisition.

SECTION 4.06. Brokers.  No fees and expenses of any broker, investment banker, financial advisor or other person engaged by Purchaser or any of its affiliates in connection with this Agreement or the transactions contemplated hereby will be payable by Seller or any of its affiliates.

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SECTION 4.07. No Knowledge of Misrepresentation.  As of the date of this Agreement, Purchaser is not aware of any representation or warranty of Seller made in this Agreement that is not true and correct.

ARTICLE V

Covenants

SECTION 5.01. Access.  To the extent permitted by the Antitrust Orders, Seller shall use its reasonable best efforts to afford to Purchaser and its Representatives reasonable access, upon reasonable notice and during normal business hours during the period prior to the Closing, to all the personnel, properties and Business Records of the Business, and, during such period and to the extent within the control of Seller, Seller shall use its reasonable best efforts to furnish promptly to Purchaser any readily available information concerning the Business as Purchaser may reasonably request; provided, however, that (a) such access does not unreasonably disrupt the normal operations of Seller or the Business and (b) Seller shall not be obligated to furnish or afford access (i) to any item that is not an Acquired Asset or (ii) to any item the disclosure of which is restricted by confidentiality obligations or applicable Law or would jeopardize the legal privilege accorded to such item.

SECTION 5.02. Confidentiality.  Purchaser acknowledges that the information that has and will be provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business (it being understood that any and all other information provided to Purchaser by or on behalf of Seller shall be kept confidential following the Closing in accordance with the terms of the Confidentiality Agreement).

SECTION 5.03. Reasonable Best Efforts.  (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing (including obtaining any Permit required to be obtained or made by Seller or Purchaser in connection with the acquisition of the Acquired Assets or the taking of any action contemplated by this Agreement), and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with their respective terms.

(b) Prior to the Closing, each party shall, and shall cause its affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all material consents from third parties necessary to permit the transfer of the Acquired Assets (to the extent such consents are transferable under applicable Law) to, and the assumption of the Assumed Liabilities by, Purchaser, including making any necessary filings and providing any necessary notices to provide for (i) the assumption of the Business’s Medicare provider agreements and Medicare provider numbers by Purchaser (each to the extent transferable under Law), (ii) the assumption of all Permits used in or relating to the operation or conduct of the Business that are transferable under Law and (iii) the termination of the Business’s Medicaid provider agreement, Medicaid provider number and any Permits used in or relating to the operation or conduct of the Business (each to the extent not transferable under Law); provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than filing or application fees).  In the event that Purchaser is unable to obtain prior to the Closing any Permit that is necessary to operate the Acquired Assets, from and after the Closing, Seller shall provide such lawful assistance to Purchaser as it may reasonably request in connection with Purchaser’s efforts to obtain a comparable authorization; provided, however, that Seller shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such authorization may be required.

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(c) Seller shall promptly file a petition with the FTC for approval of this Agreement, Purchaser as the acquiror of the Business and the transactions contemplated by this Agreement and the parties shall promptly submit any additional information necessary or requested by the FTC in connection with such petition and the review and consideration by the FTC of the transactions contemplated by this Agreement.  Each party shall promptly inform the other of any material communication made by such party to, or received by such party from, the FTC and any requests for additional information from any Governmental Entity with respect to the transactions contemplated by this Agreement (it being agreed, however, that Purchaser shall not make any such written communication without the prior review and comment of Seller).  Each party shall use its reasonable best efforts to take any and all steps necessary to obtain the approval of the FTC of this Agreement, of Purchaser as the acquiror of the Business and the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible.  In the event the FTC requests any changes to this Agreement and/or one or more Ancillary Agreements, the parties shall cooperate in good faith to amend, and shall amend, any such agreement to reflect the changes so requested in a manner that, to the fullest extent possible, preserves the economic benefits intended to be obtained by each party from the Acquisition; provided, however, that in no event shall Purchaser be required to enter into any such amendment that would have a material adverse effect on the economic benefits of the Acquisition to Purchaser (determined after taking into account any changes to any relevant agreement proposed by Seller in connection therewith).

(d) Purchaser shall: (i) prior to Closing submit all information and documentation, other than such information and documentation that is only available following the Closing, required of Purchaser to effectuate a change of ownership with respect to the Business under the Center for Medicare and Medicaid Services (“CMS”), Medicare program (a “CHOW”); (ii) indicate on its CHOW filings that it is accepting automatic assignment of the applicable Selling Subsidiary’s Medicare provider agreements (to the extent transferable under Law; it being agreed that the lockbox/sweep agreement referred to below shall be terminated with respect to any provider agreement that is not transferable under Law); and (iii) respond in a timely manner to all requests for further information relating to such CHOW.  Seller shall cause the applicable Selling Subsidiary to: (i) submit prior to Closing all information and documentation, other than such information and documentation that is only available following the Closing, required of the applicable Selling Subsidiary to effectuate a CHOW; and (ii) respond in a timely manner to all requests for further information relating to such CHOW.  The parties acknowledge that until such time as CMS issues a tie-in notice with respect to the CHOW, all payments for services provided under the applicable Selling Subsidiary’s Medicare provider agreements following the Closing will be sent to Seller’s or the applicable Selling Subsidiary’s account.  Purchaser and Seller shall, effective as of Closing, enter into a lockbox/sweep agreement reasonably acceptable to them, covering all claims for reimbursement submitted by Purchaser under the Business’s Medicare provider agreements during the six (6) month period immediately following the Closing for services provided following the Closing, whereby, provided that Purchaser has fully complied with this subsection (d) and continues to fully comply with this subsection (d) following the Closing, all payments received by Seller or the applicable Selling Subsidiary by CMS on account of services provided following the Closing will be transferred on a daily basis, excluding weekends and holidays, to an account controlled by Purchaser. Notwithstanding the foregoing, such lockbox/sweep agreement shall be automatically extended for an additional three (3) months in the event CMS has not issued a tie-in notice with respect to the CHOW within six (6) months of the Closing if the delay is solely attributable to CMS or the applicable fiscal intermediary and is not attributable to the Purchaser in any manner. Neither Seller nor the Selling Subsidiaries is making any representations or warranties that any claims submitted following the Closing to CMS will be paid by CMS or that any submitted claims will be paid by CMS in a timely manner.

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SECTION 5.04. Expenses.  Whether or not the Closing takes place, and except as set forth in Section 1.05(d), Section 5.05, Section 5.06 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

SECTION 5.05. Tax Matters.  (a) All documentary, stamp, transfer, sales, use, registration, excise, land transfer, mutation duty and other such Taxes and any conveyance fees, recording charges and other fees and charges (collectively, “Transfer Taxes”) applicable to the conveyance and transfer from the Selling Subsidiaries to Purchaser of the Acquired Assets, and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer, shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller and the Selling Subsidiaries.  Each party shall use its reasonable best efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions.  To the extent that any Transfer Taxes are due upon recordation of the deed conveying the Acquired Premises to Purchaser at Closing, Seller shall deposit its 50% of such Transfer Taxes with the Title Company prior to Closing.

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(b) Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the other in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Acquired Assets.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Straddle Periods.  In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”):

(i) Taxes imposed on a periodic basis (including real, personal and intangible property Taxes) or ad valorem property Taxes (“Property Taxes”) imposed with respect to the Acquired Assets shall be allocated to the Pre-Closing Tax Period on a pro rata basis (based on the number of days during the Straddle Period elapsed on or prior to the Closing Date); and

(ii) Taxes (other than Property Taxes) imposed with respect to the Acquired Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

SECTION 5.06. Post-Closing Cooperation.  (a) Seller and Purchaser shall reasonably cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of one-hundred eighty (180) days after the Closing, to ensure the orderly transition of the Business to Purchaser, and to minimize any disruption to the Business and the other businesses of Seller that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice and during normal business hours, Seller and Purchaser shall furnish or cause to be furnished to each other and their respective Representatives access to such information and assistance relating to the Business within the control of such party as is reasonably necessary for financial reporting, accounting and Tax matters.

(b) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to Section 5.06(a).  No party shall be required by this Section 5.06 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(c) Seller and its affiliates, on the one hand, and Purchaser and its affiliates, on the other hand, shall reasonably cooperate with each other following the Closing in the prosecution or defense of any dispute, litigation or other Proceeding or insurance claim arising from the Business, including affording reasonable access to and providing information regarding amounts in dispute, information regarding employees of the Business and documentation created in the operation of the Business relating to such dispute, litigation, proceeding or claim; provided, however, that (i) the requesting party shall reimburse the other party for all of such other party’s reasonable out-of-pocket expenses incurred in connection with this Section 5.06(c) and (ii) this Section 5.06(c) shall not apply to any dispute, litigation or other Proceeding or claim arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.

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(d) Seller shall promptly pay to Purchaser any funds received by it or any Selling Subsidiary after the Closing Date from any Third Party Payor with respect to an account receivable included as a Current Asset in the calculation of the Final Working Capital Amount.

(e) For a period of three (3) years following the Closing, (i) Seller and the Selling Subsidiaries shall, to the extent permitted by Law, provide copies to Purchaser of all correspondence and notices received from any Governmental Entity or Third Party Payor related to the operation of the Business following Closing and (ii) Purchaser shall, to the extent permitted by Law, provide copies to Seller of all correspondence and notices received from any Governmental Entity or Third Party Payor related to the operation of the Business prior to the Closing.

(f) To the extent required by Law or a Third Party Payor, Seller shall prepare and promptly file all cost reports relating to the periods ending prior to the Closing Date or required as a result of the consummation of the transactions contemplated by this Agreement relating to Medicaid, its fiscal intermediary and other Third Party Payors which settle on a cost report basis (the “Transition Cost Reports”).  For a period of three (3) years following the Closing Date, Purchaser shall forward to Seller any and all correspondence relating to any Transition Cost Report received from a Governmental Entity (including rights to settlements and retroactive adjustments to such reports).

SECTION 5.07. Publicity.  No public release or announcement concerning the Acquisition shall be issued by any party after the date hereof without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except for any such release or announcement required by Law or the rules or regulations of any United States or foreign securities exchange; provided, however, that each of Seller and Purchaser may make (a) internal announcements to their respective employees after reasonable prior notice to and consultation with the other party and (b) public releases and announcements that are not inconsistent with the parties’ prior public disclosures regarding the Acquisition.

SECTION 5.08. Bulk Transfer Laws.  Purchaser hereby waives compliance by Seller and the Selling Subsidiaries with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

SECTION 5.09. Further Assurances.  From time to time, as and when requested by any party, each party shall use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions (subject to Section 5.03), as such other party may reasonably deem necessary or desirable to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

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SECTION 5.10. Names Following Closing.  (a) As soon as reasonably practicable following the Closing (but in no event more than thirty (30) days following the Closing), Purchaser shall amend or terminate any certificate of assumed name or d/b/a filings, in each case, with respect to the Seller Names.

(b) As soon as reasonably practicable following the Closing (and in any event within thirty (30) days following the Closing), Purchaser shall cause the Business to discontinue using any stationery, paper goods or supplies that state or otherwise indicate thereon that the Business is a division or unit of Seller, PSI or any Selling Subsidiary.  As soon as reasonably practicable following the Closing (and in any event within thirty (30) days following the Closing), Purchaser shall discontinue the use of, and remove from all Tangible Personal Property transferred to Purchaser, any and all logos and other references to Seller, PSI or any Selling Subsidiary (all of the foregoing, together with the items referred to in the prior sentence, the “Named Assets”).

SECTION 5.11. Purchase Price Allocation.  As soon as reasonably practicable following the Closing Date, Seller and Purchaser shall mutually agree on an allocation of the Final Purchase Price among the Acquired Assets that is consistent with the allocation methodology provided by Section 1060 of the Code, and the regulations thereunder (the “Allocation”).  Seller and Purchaser shall attempt to resolve any disagreement regarding the Allocation in good faith, and if they cannot resolve a disagreement, Seller and Purchaser shall jointly select and engage an independent appraisal firm to resolve such disagreement.  The determination by such appraisal firm shall be conclusive and binding on the parties, absent fraud or manifest error.  The fees and expenses of any appraisal firm so engaged shall be shared equally by Seller and Purchaser.  The parties hereby agree that the Allocation shall be controlling for tax purposes and shall be utilized by both parties in preparing IRS Form 8594 pursuant to Section 1060(b) of the Code.  The parties shall take no position in any conference with representatives of the Internal Revenue Service or on any Tax Return or filing inconsistent with the Allocation unless otherwise required pursuant to a “determination” (as defined in Section 1313 of the Code (or any similar provision of state or local law)).

SECTION 5.12. Employee Matters.  (a) Offers of Employment.  At least thirty (30) days prior to the Closing Date, Purchaser shall offer employment to each Business Employee (including each Business Employee who is not actively at work on the Closing Date due to a leave of absence (including vacation, holiday, sick leave, maternity or paternity leave, military leave, jury duty, bereavement leave, injury or short-term disability, but other than long-term disability)), on terms and conditions consistent with Purchaser’s covenants set forth in this Section 5.12 and applicable Law, with such employment to be effective as of 12:01 a.m. on the Closing Date.  Each Business Employee who accepts an offer of employment from Purchaser, including the offers described in Section 5.12(b), is referred to herein as a “Transferred Employee” as of the effective date of such acceptance.  Subject to Section 5.12(b), effective as of 12:01 a.m. on the Closing Date, Seller and the Selling Subsidiaries shall terminate the employment of all Business Employees.  Purchaser shall be solely responsible for, and shall indemnify and hold harmless Seller and the Selling Subsidiaries from, all liabilities, obligations and commitments that may result in respect of claims for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with (i) Purchaser’s failure to offer employment to any Business Employee on terms consistent with this Section 5.12 or (ii) Purchaser’s termination of employment of any Transferred Employee on or after 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).  Seller and the Selling Subsidiaries shall be solely responsible for, and shall indemnify and hold harmless Purchaser from, all liabilities, obligations and commitments that may result in respect of claims for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with Seller’s termination of employment of any Business Employee before 12.01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).

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(b) Inactive Employees.  With respect to any Business Employee who is not actively at work on the Closing Date due to long-term disability (each, an “Inactive Employee”), at least thirty (30) days prior to the Closing Date, Purchaser shall offer employment to such Inactive Employee, on terms and conditions consistent with Purchaser’s covenants set forth in this Section 5.12 and applicable Law, effective as of the date such Inactive Employee returns to active work at the conclusion of such leave; provided, however, that Purchaser shall be required to offer employment to any Inactive Employee only to the same extent that Seller or the Selling Subsidiaries would have been required to employ or re-employ such Inactive Employee in accordance with their respective applicable policies, practices and procedures in effect as of the date hereof if the transactions contemplated by this Agreement had not occurred.  Seller and the Selling Subsidiaries shall have the sole obligation to provide compensation and benefits to each Inactive Employee until the date he or she becomes a Transferred Employee.  Effective as of the date any Inactive Employee returns to active work with Purchaser (such date, such Inactive Employee’s “Transfer Date”), Seller and the Selling Subsidiaries shall terminate the employment of such Inactive Employee.

(c) Seller Benefit Plans and Seller Benefit Agreements.  Effective as of 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date), each Business Employee shall cease all active participation in and accrual of benefits under the Seller Benefit Plans that are not Assumed Benefit Plans (the “Retained Benefit Plans”).  Seller and the Selling Subsidiaries shall retain sponsorship of, and shall remain solely responsible for, and shall retain and indemnify and hold harmless Purchaser against all liabilities, obligations and commitments under, the Retained Benefit Plans, whether arising before, on or after the Closing, and Purchaser shall not assume sponsorship of, contribute to or maintain, or have any responsibility, liability, obligation or commitment with respect to, the Retained Benefit Plans.  Effective as of 12:01 a.m. on the Closing Date, Purchaser shall assume the Assumed Benefit Plans and the Assumed Benefit Agreements, and shall be solely responsible for, and shall assume and indemnify and hold harmless Seller and the Selling Subsidiaries against all liabilities, obligations and commitments under, the Assumed Benefit Plans and Assumed Benefit Agreements, whether arising before, on or after the Closing, and Seller and the Selling Subsidiaries shall not sponsor, contribute to or maintain or be party to, or have any responsibility, liability, obligation or commitment with respect to, the Assumed Benefit Plans or Assumed Benefit Agreements.

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(d) Allocation of Employment Liabilities.  (i) Except as otherwise specifically provided in this Agreement or as required to be transferred to Purchaser by applicable Law, Seller and the Selling Subsidiaries shall retain liability and responsibility for all employment and employee-benefit related liabilities, obligations and commitments that relate to the Business Employees (or any dependent or beneficiary of any Business Employee) to the extent arising from an event or events that occur prior to 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).  Except as otherwise specifically provided in this Agreement, effective as of 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date), Purchaser shall assume and be solely responsible for all employment and employee-benefit related liabilities, obligations and commitments that relate to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) to the extent arising from an event or events that occur on or after 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).  As of the Closing Date, Seller and the Selling Subsidiaries shall have paid, in accordance with their standard pay practices, all compensation, wages, withholding and other Taxes and other employee benefits with respect to each Business Employee through the end of the last full pay period of Seller or the applicable Selling Subsidiary that immediately precedes the Closing Date.

(ii) Seller and the Selling Subsidiaries shall retain all liabilities and obligations for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by the Business Employees and their eligible dependents prior to 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date) that are covered under the terms of the applicable Seller Benefit Plans, except that Purchaser and its affiliates shall be responsible for such claims to the extent such claims relate to an Assumed Benefit Plan or to the extent that such claims are reflected in the Assumed Current Liabilities.  With respect to claims incurred on or after 12:01 a.m. on the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date) by the Transferred Employees and their eligible dependents for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefits, Purchaser and its affiliates shall be solely responsible.  For these purposes, a claim shall be deemed to be incurred:  (A) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (B) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (C) in the case of life insurance benefits, upon death; and (D) in the case of accidental death and dismemberment benefits, at the time of the accident.  In the case of workers’ compensation claims relating to an injury or condition of a Transferred Employee that occurred over a period both preceding and following 12:01 a.m. on the Closing Date (or the applicable Transfer Date, as applicable), the claim shall be the joint responsibility of Seller and the Selling Subsidiaries, on the one hand, and Purchaser and its affiliates, on the other hand, and shall in accordance with and to the extent permitted by applicable Law be equitably apportioned between them based upon the relative periods of time that the condition or injury transpired preceding and following 12:01 a.m. on the Closing Date (or the applicable Transfer Date, as applicable).

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(e) Service Credit.  From and after the Closing, Purchaser shall give or cause to be given to each Transferred Employee full credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under each employee benefit plan, program or arrangement established or maintained by Purchaser or any of its affiliates under which Transferred Employees are eligible to participate on or after the Closing for service accrued or deemed accrued on or prior to the Closing with Seller or any Selling Subsidiary to the same extent that such credit was recognized by Seller and the Selling Subsidiaries under comparable Seller Benefit Plans immediately prior to the Closing; provided, however, that such credit need not be recognized to the extent that such recognition would result in any duplication of benefits.

(f) Welfare Plans.  With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by Purchaser or its affiliates after the Closing (collectively, “Purchaser Welfare Benefit Plans”) in which any Transferred Employee may be eligible to participate on or after the Closing, Purchaser shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Transferred Employee, and (ii) provide credit to each Transferred Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee under the comparable Seller Benefit Plan during the relevant plan year up to and including the Closing (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).

(g) Vacation.  For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled following the Closing (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date), Purchaser shall assume and honor all vacation days accrued or earned but not yet taken by such Transferred Employee as of the Closing (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).

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(h) COBRA.  Seller shall be solely responsible for compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, including the provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees, and their respective spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time prior to the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date)).  Purchaser shall be responsible for compliance with such health care continuation requirements with respect to all Transferred Employees and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs on or after the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date) (including qualifying events that occur in connection with the transactions contemplated by this Agreement).

(i) WARN.  Seller agrees to provide any required notice under and to otherwise comply with, and to retain all liabilities relating to, the federal Worker Adjustment and Retraining Notification Act, and any similar state, local or foreign Laws (“WARN”), with respect to any event affecting Business Employees prior to the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).  Purchaser agrees to provide any required notice under and to otherwise comply with, and to assume all liabilities relating to, such Laws with respect to any event affecting Transferred Employees on or after the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date) (including as a result of the transactions contemplated by this Agreement).  Seller shall notify Purchaser of any “employment loss” (as defined in WARN) experienced by any Business Employee during the ninety (90)-day period prior to the Closing Date (or, in the case of any Inactive Employee who becomes a Transferred Employee, such Inactive Employee’s Transfer Date).  Purchaser shall not take any action after the Closing that would cause any termination of employment of any employees by Seller or the Selling Subsidiaries that occurs on or before the Closing to constitute a “plant closing” or “mass layoff” or “group termination” under WARN, or create any liability or penalty to Seller or any Selling Subsidiary for any employment terminations under applicable Law.  On the Closing Date, Seller shall notify Purchaser of any “employment loss” (as defined in WARN) experienced by any Business Employees in the 90-day period prior to the Closing Date.

(j) Sharing of Communications/Information.  Any communications proposed to be delivered by Seller or Purchaser to Business Employees before the Closing Date regarding the matters contained in or the transactions contemplated by this Agreement or otherwise respecting any changes or potential changes in employee benefit plans, practices or procedures that may or will occur in connection with the transactions contemplated by this Agreement shall be subject to the prior approval of Purchaser (not to be unreasonably withheld), in the case of any such communications proposed to be delivered by Seller that relate to Purchaser, and Seller (not to be unreasonably withheld), in the case of any such communications proposed to be delivered by Purchaser.  Seller and Purchaser shall provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Section 5.12.

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(k) Employment Tax Reporting Responsibility.  Seller and Purchaser hereby agree to follow the standard procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34.

(l) No Third-Party Beneficiaries.  Nothing contained in this Section 5.12, expressed or implied, is intended to confer upon any Business Employee any right to employment or continued employment with Seller or Purchaser for any period by reason of this Agreement.  In addition, without limiting the generality of Section 9.02, the provisions of this Agreement, in particular this Section 5.12, are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Seller Benefit Plan, Seller Benefit Agreement or other employee benefit plan of Seller or any Selling Subsidiary or Purchaser or any subsidiary of Purchaser for any purpose.  Nothing in this Section 5.12 shall be construed to limit any rights that Seller or Purchaser may have under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement.

SECTION 5.13. Post-Closing Audit.  Seller acknowledges that following the Closing, Purchaser intends to obtain an audit of the financial statements of the Business for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, and for such other periods as may be required in order to permit Purchaser to comply with applicable securities Laws.  Following the Closing, Seller shall, and shall cause each Selling Subsidiary to, use its and their commercially reasonable efforts to grant Purchaser and its selected accountant reasonable access, during normal business hours and upon reasonable notice, to the files, books, records and offices of Seller and the Selling Subsidiaries relating to the Business, including any and all information relating to Taxes, contracts or real, personal or intangible property relating to the Business or the financial condition of the Business, in each case to the extent reasonably necessary to permit Purchaser to comply with applicable securities Laws.  In addition, Seller shall request its accountants (who shall not be required to violate any applicable professional standards) to make available such financial information with respect to the operation of the Business prior to the Closing as may be reasonably requested by Purchaser and its selected accountant.

SECTION 5.14. Financing.  (a) Purchaser shall use its, and shall cause its affiliates to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange the Financing as promptly as reasonably practicable on the terms (including the flex provisions) and subject only to the conditions contained in the Commitment Letter, including by (i) taking enforcement action to cause the financial institutions providing the Financing to fund the Financing and (ii) refraining, and causing its affiliates to refrain, from taking any action that could reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing.

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(b) Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter or the definitive agreements relating to the Financing, except that Purchaser may amend, supplement or otherwise modify the Commitment Letter and such definitive agreements if such amendment, supplement or other modification (i) does not contain additional or modified conditions or other contingencies to the funding of the Financing relative to those initially contained in the Commitment Letter, (ii) would not otherwise reasonably be expected to impair or delay the funding of the Financing and (iii) does not reduce the aggregate amount of the Financing prior to the consummation of the Closing.  If any portion of the Financing becomes unavailable on the terms (including the flex provisions) and conditions contained in the Commitment Letter, Purchaser shall promptly notify Seller, and Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable, replacement financing commitments on terms that will enable Purchaser to consummate the Acquisition upon satisfaction or waiver of the conditions in Article VI.  For the avoidance of doubt and notwithstanding anything to the contrary, Purchaser acknowledges and agrees that its obligation to consummate the Acquisition on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Financing, the availability of any replacement commitments or receipt of the proceeds therefrom.

SECTION 5.15. Transferred Employees.  For a period of one (1) year following the Closing Date, Seller shall, and shall cause its subsidiaries, not to solicit or otherwise attempt to induce any of the Transferred Employees to terminate his or her employment with Purchaser; provided, however, that Seller and its subsidiaries may (a) advertise for employees in newspapers, trade publications or other media, or engage recruiters to conduct general employee search activities, in either case not targeted specifically at Transferred Employees or (b) hire Transferred Employees who apply for employment with Seller or its subsidiaries, as long as such were not solicited by Seller or its subsidiaries in violation of this Section 5.15.  Notwithstanding anything in this Section to the contrary and without limiting Section 5.12(a), nothing herein shall prohibit Seller or any of its subsidiaries from making any offer of employment or employing a Business Employee (i) if Purchaser has notified Seller in writing that Purchaser does not intend to make an offer of employment to such employee, (ii) if an offer of employment has been made to such employee and he or she has declined the offer or (iii) in the case of a Transferred Employee, if such employee has been terminated by Purchaser following Closing.

SECTION 5.16. Repayment of Mortgage Note, Release of Liens.  At or prior to the Closing, Seller shall repay all amounts owing under that certain Mortgage Note dated September 6, 2001, from Delaware Investment Associates, LLC to Wells Fargo Bank, N.A., as successor to AMI Capital, Inc., pursuant to a payoff letter in customary form from Wells Fargo Bank, N.A.  If Seller has not repaid such note and arranged for the Mortgage also dated September 6, 2001 securing such note and recorded  as Instrument No. 20010906-0073586 in the New Castle County, Delaware real estate records to be discharged of record prior to Closing, then Seller shall provide a copy of the payoff letter described above to both Purchaser and the Title Company and direct Purchaser to wire a portion of the Base Purchase Price equal to the amount set forth in the payoff letter as required to repay all amounts owing under such note and mortgage to the Title Company pursuant to the escrow instructions described in Section 2.02(g).   In addition, Seller agrees to use commercially reasonable efforts prior to the Closing to secure and record releases of the following documents of record: (i) the  Assignment of Lessor’s Interest in Leases dated April 4, 2001 between Delaware Investment Associates, LLC and The Bank/First Citizen’s Bank, (ii) the Mortgage dated August 28, 1990 from Hospital Group of Delaware, Inc. to Foothill Capital Corporation, (iii) the Collateral Assignment of Leases and Rents dated August 28, 1990 from Hospital Group of Delaware, Inc. to Foothill Capital Corporation, (iv) the Regulatory Agreement dated September 6, 2001 and recorded as Instrument No. 20010906-0073584, New Castle County Records and (v) the Regulatory Agreement dated September 6, 2001 and recorded as Instrument 20010906-0073585, New Castle County records.  To the extent that any of the Liens described in this Section 5.16 remain of record on the Closing Date, Seller shall (a) if Purchaser elects to purchase title insurance as to MeadowWood Hospital for itself and/or its lender from the Title Company, arrange for the Title Company to omit such Liens from the title insurance policy or policies it issues to Purchaser and Purchaser’s lender, if any, or (b) if Purchaser elects not to purchase title insurance as to MeadowWood Hospital for itself and/or its lender from the Title Company, indemnify Purchaser against, and hold Purchaser harmless from, any Losses arising from such Liens or from a claim or demand for repayment of the amounts secured by such Liens in accordance with Article VIII.

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SECTION 5.17. Hold Separate Order.  From the date of this Agreement to the Closing, and without limiting the Antitrust Orders, Seller shall use its reasonable best efforts to comply in all material respects with the obligations and commitments of “Respondents” under Paragraph II.B. of that certain Order to Hold Separate and Maintain Assets of the FTC dated November 15, 2010, in each case to the extent related to the Delaware Divestiture Assets (as defined therein).

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation.  The obligation of Purchaser and Seller to consummate the Acquisition is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Competition Approvals.  The FTC shall have approved of this Agreement and Purchaser as the acquiror of the Business, as required by the Antitrust Orders.

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(b) Other Governmental Approvals.  The Delaware Department of Health and Human Services Division of Public Health, Health Facilities Licensing and Certification shall have either issued a Psychiatric Hospital License to Purchaser with respect to the Business or indicated its intention (either in writing or otherwise) to grant such a license to Purchaser following the Closing.

(c) No Injunctions or Restraints.  No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 6.02. Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties; No Business Material Adverse Effect.  The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  No Business Material Adverse Effect shall have occurred after the date hereof.

(b) Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to the Closing.

(c) Required Consents.  The consents listed on Section 6.02(c) of the Disclosure Schedules shall have been obtained (it being agreed that this condition shall be deemed satisfied with respect to any agreement listed thereon if (x) the relevant consent is not obtained prior to the satisfaction or waiver of the conditions set forth in Sections 6.01 and 6.02 (other than this Section 6.02(c)) and (y) Purchaser does not cooperate in good faith with Seller to identify and enter into an alternative arrangement acceptable to Seller and Purchaser that effectively provides Seller and Purchaser with the benefits and burdens that would otherwise result from the assignment of such agreement to Purchaser at Closing).

SECTION 6.03. Conditions to Obligation of Seller.  The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties; No Purchaser Material Adverse Effect.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.  No Purchaser Material Adverse Effect shall have occurred after the date hereof.

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(b) Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser prior to the Closing.

SECTION 6.04. Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Acquisition, as required by this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination.  (a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by the mutual written consent of Seller and Purchaser;

(ii) by Seller if any of the conditions set forth in Section 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii) by Purchaser if any of the conditions set forth in Section 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv) by Seller or Purchaser, if the Closing does not occur on or prior to August 31, 2011;

provided, however, that the right to terminate this Agreement under clause (ii), (iii) or (iv) of this Section 7.01 shall not be available to any party that is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall return all documents and other material received from Seller relating to the Acquisition or any of the other transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

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(ii) all confidential information received by Purchaser from Seller in connection with this Agreement shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02. Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Sections 3.22 and 4.06 (relating to brokers’ fees), (b) Section 5.02 (relating to confidentiality), (c) Section 5.04 (relating to certain expenses), (d) Section 5.07 (relating to publicity), (e) Section 7.01 and this Section 7.02 and (f) Article IX.  Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.03. Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  The terms, conditions, warranties, representations and indemnities contained in this Agreement may be waived only by a written instrument executed by the party waiving compliance.  Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof.  No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

ARTICLE VIII

Indemnification

SECTION 8.01. Indemnification by Seller.  (a) From and after the Closing, Seller shall indemnify Purchaser and its affiliates and each of their respective Representatives against, and hold them harmless from, any loss, liability, claim, damage or expense, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising from:

(i) any breach of any representation or warranty of Seller contained in this Agreement (determined for purposes of this Section 8.01(a)(i) without giving effect to any limitation that is based upon the absence of a Business Material Adverse Effect or any other materiality qualification);

(ii) any breach of any covenant of Seller contained in this Agreement; and

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(iii) any liability, obligation or commitment of Seller or any Selling Subsidiary that is not an Assumed Liability.

(b) Notwithstanding any other provision of this Article VIII, except for Losses attributable to fraud and Losses subject to indemnity under Section 8.01(a)(iii) (for which this Section 8.01(b) shall not apply), Seller shall not have any liability:

(i) under clause (i) of Section 8.01(a) for (A) any Losses unless and until the aggregate amount of all such Losses exceeds $375,000, in which case Seller shall be liable for all such Losses only in excess of such amount, (B) any Losses, individually or in the aggregate, in excess of $2,687,500 or (C) any individual item where the Losses relating thereto are less than $25,000, and such items shall not be aggregated with other items for purposes of satisfying the threshold contemplated by subclause (A) of this Section 8.01(b)(i); provided, however, if all or any portion of the Losses arising from a breach of the representations and warranties of Seller contained in Sections 3.02, 3.05, 3.07, 3.08, 3.14 or 3.22 are not indemnifiable hereunder solely as a result of the limit on indemnification set forth in subclause (B) above, then such limit shall not apply with regard to the indemnity for such Losses.

(ii) under Section 8.01(a)(i) and Section 8.01(a)(ii), taken together, for any Losses, individually or in the aggregate, in excess of the Final Purchase Price; and

(iii) under clause (i) or (ii) of Section 8.01(a) for any breach if Section 6.04 is applicable to such breach.

(c) Purchaser acknowledges that, from and after the Closing and except in the case of fraud, its sole and exclusive monetary remedy against Seller and its affiliates (including the Selling Subsidiaries) with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article VIII.

SECTION 8.02. Indemnification by Purchaser.  (a) From and after the Closing, Purchaser shall indemnify Seller and its affiliates and each of their respective Representatives against, and hold them harmless from, any Losses to the extent arising from:

(i) any breach of any representation or warranty of Purchaser contained in this Agreement (determined for purposes of this Section 8.02(a)(i) without giving effect to any limitation that is based upon the absence of a Purchaser Material Adverse Effect or any other materiality qualification);

(ii) any breach of any covenant of Purchaser contained in this Agreement;

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(iii) any Assumed Liability;

(iv) any use by Purchaser or any of its affiliates of any Seller Names or any Named Assets; and

(v) any of the arrangements contemplated by Section 5.03(d), including any claims submitted by the Business following the Closing under the relevant Selling Subsidiary’s Medicare provider agreement for services provided on or following the Closing Date.

(b) Notwithstanding any other provision of this Article VIII, except for Losses attributable to fraud and Losses subject to indemnity under Sections 8.02(a)(iii), 8.02(a)(iv) and 8.02(a)(v) (for which this Section 8.02(b) shall not apply), Purchaser shall not have any liability:

(i) under clause (i) of Section 8.02(a) for (A) any Losses unless and until the aggregate amount of all such Losses exceeds $375,000, in which case Seller shall be liable for all such Losses only in excess of such amount, (B) any Losses, individually or in the aggregate, in excess of $2,687,500 or (C) any individual item where the Losses relating thereto are less than $25,000, and such items shall not be aggregated with other items for purposes of satisfying the threshold contemplated by subclause (A) of this Section 8.02(b)(i); provided, however, if all or any portion of the Losses arising from a breach of the representations and warranties of Purchaser contained in Sections 4.02 or 4.06 are not indemnifiable hereunder solely as a result of the limit on indemnification set forth in subclause (B) above, then such limit shall not apply with regard to the indemnity for such Losses.

(ii) under Section 8.02(a)(i) and Section 8.02(a)(ii), taken together, for any Losses, individually or in the aggregate, in excess of the Final Purchase Price; and

(iii) under clause (i) or (ii) of Section 8.02(a) for any breach if Section 6.04 is applicable to such breach.

(c) Seller acknowledges that, from and after the Closing and except in the case of fraud, its sole and exclusive monetary remedy against Purchaser and its affiliates with respect to any and all claims relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article VIII.

SECTION 8.03. Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Loss.  Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Final Purchase Price for Federal, state, local and foreign income tax purposes.  Any Loss for which an indemnitee is entitled to indemnification under this Article VIII shall be determined without duplication of recovery if the state of facts giving rise to such Loss would otherwise be indemnifiable under multiple provisions of Section 8.01(a) or Section 8.02(a), as the case may be.  The amount of any Loss arising out of any item included as an Assumed Current Liability shall be calculated net of the amount recorded therefor in arriving at the Final Working Capital Amount.  The amount of any Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated based on the difference between such reduced value and the value included for such Current Asset in the calculation of the Final Working Capital Amount.  NO PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, LOST PROFITS, EXEMPLARY, PUNITIVE OR MULTIPLIER DAMAGES UNDER THIS AGREEMENT, UNLESS AND ONLY TO THE EXTENT SUCH PARTY IS REQUIRED BY THE EXPRESS TERMS OF THIS AGREEMENT TO PAY SUCH DAMAGES AS AN INDEMNITOR WITH RESPECT TO A THIRD-PARTY CLAIM.

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SECTION 8.04. Termination of Indemnification.  The obligations to indemnify and hold harmless any indemnitee (a) pursuant to Section 8.01(a)(i) or 8.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06, (b) pursuant to Section 8.01(a)(ii) or 8.02(a)(ii) shall terminate when the applicable covenant terminates pursuant to Section 8.06 and (c) pursuant to Section 8.01(a)(iii), 8.02(a)(iii), 8.02(a)(iv) or 8.02(a)(v) shall not terminate; provided, however, that any such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the applicable indemnitee shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.05 to the relevant indemnifying party.

SECTION 8.05. Procedures.  (a) Third Party Claims.  In order for a person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).  Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) days’ time after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption.  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim.

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(c) Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver notice of such claim to the indemnifying party.  Subject to Sections 8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party has been actually prejudiced by such failure.  If the indemnifying party does not notify the indemnified party within sixty (60) days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d) Turn-Over.  In the event any person is indemnified under this Article VIII in respect of any Loss and thereafter such person receives a payment in respect of such Loss by way of insurance proceeds, other indemnification or any other available remedy, then, in each such case, such person shall (or the relevant affiliated party shall cause such person to) promptly pay-over to the applicable indemnifying party under this Article VIII any and all amounts so recovered from any such alternative sources to the extent necessary so that such person does not recover more than the entire amount of the Loss at issue (or, if less, to the extent necessary so that the applicable indemnifying party recovers the entire amount of indemnification paid hereunder to such person in respect of such Loss).

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SECTION 8.06. Survival of Representations, Warranties and Covenants.  Subject to Section 8.04, the representations, warranties and covenants contained in this Agreement shall survive the Closing solely for purposes of this Article VIII and as follows:  (a) the representations and warranties of Seller and Purchaser contained in this Agreement (other than those contained in Sections 3.02, 3.07, 3.08, 4.02 and 4.06) shall survive for eighteen (18) months following the Closing, (b) the representations and warranties of Seller and Purchaser contained in Sections 3.02, 3.07, 3.08, 4.02 and 4.06 shall survive for six (6) years following the Closing, (c) the covenants contained in Sections 5.03(a) and 5.03(c) shall not survive the Closing and (d) the other covenants contained in this Agreement shall survive for eighteen (18) months following the Closing, except in the case of any covenant which by its terms contemplates performance beyond eighteen (18) months following the Closing, in which case such covenant shall survive until the ninetieth (90th) day following the expiration of the relevant performance period.

SECTION 8.07. No Additional Representations.  (a)  Purchaser acknowledges and agrees that (i) none of Seller, the Selling Subsidiaries or any other person has made any representation or warranty, expressed or implied, as to the Business, or the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its Representatives, in each case except as expressly set forth in this Agreement, (ii) Purchaser has not relied on any representation or warranty from Seller, the Selling Subsidiaries or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement and (iii) none of Seller, the Selling Subsidiaries or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any information regarding the Business furnished or made available to Purchaser and its Representatives.

(b) PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, PURCHASER WILL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, STRICTLY IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, IN EACH CASE EXCEPT AND ONLY TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.

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ARTICLE IX

General Provisions

SECTION 9.01. Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of any party) without the prior written consent of the other party hereto, except that at or after the Closing (a) Purchaser shall have the right to grant a security interest in its interests in and to this Agreement to the Financing Sources and (b) Purchaser shall have the right to assign all or part of its rights, obligations and interests in and to this Agreement to one or more subsidiaries of Purchaser upon written notice to Seller; provided that, in connection with any such grant or assignment under clause (a) or (b) above, Purchaser shall remain directly liable to Seller for any breach of this Agreement.  Any attempted assignment in violation of this Section 9.01 shall be void.

SECTION 9.02. No Third-Party Beneficiaries.  Except as provided (a) in Article VIII and (b) in Sections 9.01, 9.02, 9.10 and 9.11 (it being agreed that Sections 9.10 and 9.11 are intended to benefit the entities that have committed to provide or otherwise have entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby (including the parties to the Commitment Letter and any joinder agreements, credit agreements or any other definitive agreements relating thereto) and their respective affiliates, officers, directors, partners, employees, advisors, agents and controlling persons (collectively, the “Financing Sources”)), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 9.03. Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, when received, as follows:

if to Purchaser,

PHC, Inc.
200 Lake Street, Suite 102
Peabody, MA 01960
Attention: Bruce A. Shear
Facsimile: (978) 536-2677

with a copy to:

Arent Fox LLP
1050 Connecticut Avenue, NW
Washington, DC 20036
Attention: Jeffrey E. Jordan, Esq.
Facsimile: (202) 857-6395; and

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if to Seller,

Universal Health Services, Inc.
367 South Gulph Road
P.O. Box 61558
King of Prussia, PA 19406-0958
Attention:  Debra Osteen
Facsimile:  (610) 382-4390

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  Minh Van Ngo, Esq.
Facsimile:  (212) 474-3700

SECTION 9.04. Interpretation; Exhibits, Annexes and Schedules; Certain Definitions.  (a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in the Disclosure Schedules but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(b) For all purposes hereof:

“Acute Inpatient Psychiatric Services” means the provision of inpatient psychiatric services for diagnosis, treatment and care of patients deemed, due to an acute psychiatric condition, to be a threat to themselves or others or unable to perform basic life functions.

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“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Antitrust Orders” means that certain Decision and Order of the FTC and the Order to Hold Separate and Maintain Assets of the FTC dated November 15, 2010, issued in connection with Purchaser’s acquisition of PSI.

“Assumed Benefit Agreement” means each Seller Benefit Agreement that is set forth in Section 3.16(a)(i) of the Disclosure Schedules.

“Assumed Benefit Plan” means each Seller Benefit Plan or portion thereof that is set forth in Section 3.16(a)(ii) of the Disclosure Schedules.

“Business” means the operation of a Psychiatric Hospital Facility and all services, businesses and operations relating thereto, including the provision of Acute Inpatient Psychiatric Services at any location within the State of Delaware, in each case solely to the extent any of the foregoing primarily relates to that certain facility located at 575 South DuPont Highway, New Castle, Delaware 19720 known as “MeadowWood Behavioral Health System”.

“Business Employee” means any employee of Seller or any Selling Subsidiary who is engaged primarily in the conduct and operation of the Business.

“Business Material Adverse Effect” means any event, circumstance, development, condition, occurrence, state of facts, change or effect that is or is reasonably likely to have (i) a material adverse effect on the business, assets, results of operations or financial condition of the Business or (ii) a material adverse effect on the ability of Seller to consummate the Acquisition, in either case, other than any event, circumstance, development, condition, occurrence, state of facts, change or effect resulting from any one or more of the following (except, in the cases of clauses (A), (B) or (E) below, to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionate adverse effect on the Business as compared to other comparable businesses):  (A) any change in the United States or foreign economies or securities or financial markets in general; (B) any change that affects any industry in which the Business operates; (C) any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) any action taken by Purchaser with respect to the Acquisition; (E) any changes in applicable Laws, accounting rules or the interpretation thereof; (F) the failure of the Business to meet any projections; (G) compliance with the terms of, or taking any action required by, this Agreement; or (H) the public announcement of this Agreement or the consummation of the transactions contemplated by this Agreement.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means Seller or a Selling Subsidiary or any other person or entity that, together with Seller or a Selling Subsidiary, is treated as a single employer under Section 414 of the Code.

“control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting equity interests, by contract or otherwise.

“Current Assets” means, as of any date, each of the items set forth on Annex A hereto, in each case of the Business and as of such date, calculated in accordance with GAAP, applied in a manner consistent with the historical principles, policies and methodologies used in the preparation of the Financial Statements.

“Current Liabilities” means, as of any date, each of the items set forth on Annex B hereto, in each case of the Business and as of such date, calculated in accordance with GAAP, applied in a manner consistent with the historical principles, policies and methodologies used in the preparation of the Financial Statements.

“Environmental Laws” means all applicable Laws concerning the pollution or protection of the environment, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, and any regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other relevant environmental protection agency, in each case promulgated under such Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Taxes” means (i) all Taxes to the extent arising out of, relating to or in respect of the Business or the Acquired Assets, in each case for the Pre-Closing Tax Period, except as provided in Sections 1.03(a)(iv)(B) and 5.05(a) with respect to Transfer Taxes and (ii) with respect to Taxes of Seller or any Selling Subsidiary other than those arising out of, relating to or in respect of the Business or the Acquired Assets, all such Taxes, including income Taxes of Seller and the Selling Subsidiaries (including those arising in connection with the consummation of the transactions contemplated by this Agreement) and any liability of any of them for the unpaid Taxes of any person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

“Federal and State Health Care Laws” means (i) Federal fraud and abuse laws and regulations, including the Federal patient referral law, 42 U.S.C. §1395nn, commonly known as “Stark”, the Federal anti-kickback law, 42 U.S.C. §1320a-7b, the federal civil monetary penalty statute, 42 U.S.C. §1320a-7a, Federal laws and regulations governing exclusion, including 42 U.S.C. §1320a-7, Federal laws regarding the submission of false claims (including 31 U.S.C. §3729 et. seq.), false billing, false coding, and similar state laws and regulations; (ii) Federal and State laws applicable to reimbursement and reassignment; (iii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) (collectively known as the Affordable Care Act) and its implementing regulations; (iv) Health Insurance Portability and Accountability Act and other federal and state privacy laws; (v) federal statutes and regulations affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; (vi) statutes affecting the Tricare, CHAMPUS, Veterans, and black lung disease programs and any other health care program financed with United States government funds; (vii) all Federal statutes and regulations affecting the medical assistance program established by Titles V, XIX, XX, and XXI of the Social Security Act and any statutes succeeding thereto, and all state statutes and plans for medical assistance enacted in connection with the federal statutes and regulations; (viii) State laws regarding corporate practice of medicine, fee splitting, “client billing,” “direct billing,” referrals by physicians and other health care professionals, and kickbacks; (ix) Emergency Medical Treatment and Labor Act; (x) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. and the regulations promulgated pursuant to such statute and any related state or local statutes and regulations concerning the dispensing and sale of controlled substances; and (xi) any other Federal or State law or regulation governing health care.

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“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any Federal, state, commonwealth, province, possession or territory, municipal, local or foreign government, or any political subdivision thereof, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Substances” means any flammables, explosives, non-naturally occurring radon or radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, or hazardous or toxic substances, pollutants or contaminants regulated under, or as defined in any Environmental Law.

“Intellectual Property” means, with respect to any person, all intellectual property owned or licensed (as licensor or licensee) by such person and in which such person has a pecuniary interest, including (i) all patents, patent applications, and inventions and discoveries that may be patentable, (ii) all trademarks and trademark applications, (iii) all copyrights and copyright applications, (iv) all know-how, trade secrets, software, technical information, data, registrations, applications for governmental approvals, inventions, processes, best practices (including clinical pathways), formulae, protocols, standards, methods, techniques, designs, quality control practices and information, research and test procedures and information, and safety, environmental and health practices and information, (v) all confidential or proprietary information, commercial information, management systems, business processes and practices, customer lists, customer information, customer records and files, customer communications, procurement practices and information, supplier qualification and approval practices and information, training materials, sales and marketing materials, customer support materials, advertising and promotional materials and (vi) all rights in any jurisdiction to limit the use or disclosure of any of the foregoing, and rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation or breach of any of the foregoing.

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“knowledge” means, with respect to Seller, the actual knowledge without inquiry of the chief executive officer of the Business and the chief financial officer of the Business.

“Law” means any statute, law (including common law), ordinance, rule, regulation, writ, decree or proclamation, including Federal and State Health Care Laws.

“MeadowWood Hospital” means 575 South DuPont Highway, New Castle County, DE, the Acquired Premises owned in fee and described in Section 3.08 of the Disclosure Schedules.

“Permit” means any approval, consent, license, certificate, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under a Government Entity or pursuant to any legal requirement, and all pending applications therefor or renewals thereof.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means (i) any action, suit, proceeding, arbitration, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or (ii) any action, suit, proceeding, arbitration or claim commenced or brought by any person other than a Governmental Entity.

“PSI” means Psychiatric Solutions, Inc.

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“Psychiatric Hospital Facility” means (i) a health care facility, licensed or certified as a psychiatric hospital (except for a facility limited by its license or certificate to residential treatment or other long-term care) that provides Acute Inpatient Psychiatric Services or (ii) a department, unit or other organizational subdivision of a hospital, licensed or certified as a provider of inpatient psychiatric care (except for a facility limited by its license or certificate to residential treatment or other long-term care) that provides Acute Inpatient Psychiatric Services.

“Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person.

“Seller Benefit Agreement” means any employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between Seller or any Selling Subsidiary, on the one hand, and any current or former Business Employee, on the other hand.

“Seller Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or a Selling Subsidiary or any other Commonly Controlled Entity for the benefit of any current or former Business Employee.

“Selling Subsidiary” means any subsidiary of Seller that has any right, title or interest in or to any Acquired Asset, is a party to any Assigned Contract or is subject to, or otherwise has any obligation in respect of, any Assumed Liability.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Tax” or “Taxes” means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

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“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Payor” means any insurance company, health maintenance organization, Governmental Entity or other similar person that provides third-party medical insurance, coverage or similar benefits.

“Title Company” means Fidelity National Title Insurance Company.

“Working Capital” means, as of any date, Current Assets as of such date minus Current Liabilities as of such date.

(c) In addition to the terms defined in Section 9.04(b), below is a list of terms defined elsewhere in this Agreement.

Term	Section
A/R	Annex A
Accounting Firm	Section 1.05
Acquired Assets	Section 1.02
Acquired Premises	Section 1.02
Acquisition	Section 1.01
AFDA	Annex A
Agreement	Recitals
Allocation	Section 5.11
Ancillary Agreements	Section 1.02
Assigned Contracts	Section 1.02
Assigned Intellectual Property	Section 1.02
Assumed Current Liabilities	Section 1.03
Assumed Liabilities	Section 1.03
Base Purchase Price	Section 1.01
Business Records	Section 1.02
CHOW	Section 5.03
Closing	Section 2.01
Closing Date	Section 2.01
Closing Working Capital	Section 1.05
CMS	Section 5.03
Commitment Letter	Section 4.05
Confidentiality Agreement	Section 5.02
Consent	Section 3.03
Controlled Group Liability	Section 3.16
Covered Employee Liabilities	Section 1.03
Disclosure Schedules	Article III
Excluded Assets	Section 1.02
Excluded Liability	Section 1.03
Final Purchase Price	Section 1.06
Final Working Capital Amount	Section 1.05
Financial Statements	Section 3.04
Financing	Section 4.05
Financing Sources	Section 9.02
Inactive Employees	Section 5.12
Judgment	Section 3.03
Liens	Section 3.07
Losses	Section 8.01
Named Assets	Section 5.10
Notice of Disagreement	Section 1.05
Permitted Liens	Section 3.07
Property Taxes	Section 5.05
Purchaser	Recitals
Purchaser Material Adverse Effect	Section 4.01
Purchaser Welfare Benefit Plans	Section 5.12
Retained Benefit Plans	Section 5.12
Seller	Recitals
Seller Names	Section 1.02
Straddle Period	Section 5.05
Tangible Personal Property	Section 1.02
Tax Proceeding	Section 5.05
Third Party Claim	Section 8.05
Transfer Date	Section 5.12
Transfer Taxes	Section 5.05
Transferred Employee	Section 5.12
Transition Cost Reports	Section 5.06
WARN	Section 5.12
WC Deficit Amount	Section 1.06
WC Excess Amount	Section 1.06
Working Capital Statement	Section 1.05

SECTION 9.05. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

SECTION 9.06. Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Disclosure Schedules, Exhibits and Annexes hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

SECTION 9.07. Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 9.08. Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.08.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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SECTION 9.09. Governing Law; Specific Performance.  (a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

(b) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Acquisition) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.10. Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby, including any litigation or other dispute arising out of or relating in any way to the Commitment Letter or the performance thereof. Each party (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11. Financing Sources Forum; Waiver of Jury Trial.  Notwithstanding anything contained herein to the contrary, each of the parties agrees (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract, in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof), in each case in any forum other than the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York and (b) that the waiver contained in Section 9.10 shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

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SECTION 9.12. Rules of Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Remainder of page intentionally left blank]
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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

UNIVERSAL HEALTH SERVICES, INC., as Seller,
by
/s/ Steven Filtou
Name: Steven Filtou
Title: Senior Financial Officer and Chief Financial Officer

PHC, INC., as Purchaser,
by
/s/ Bruce A. Shear
Name: Bruce A. Shear
Title: President and Cheif Executive Officer

[signature page to Delaware Asset Purchase Agreement]

Exhibit A

Form of Transition Services Agreement

Annex A

Current Assets

PSI Trial Balance Sheet Account #	Description
1101000	Accounts receivable (“A/R”)- Patient (System)
1101050	A/R-Credit Balance Adjustment
1101150	A/R-Accrued Adjustments
1101170	Physician A/R
1101190	A/R- Clearing
1201000	Allowance for Doubtful Accounts (“AFDA”)- Beginning Of Year
1201001	AFDA – Write Offs
1201002	AFDA – Provision
1201003	AFDA – Recoveries
1200100	Medicare IP BD – WO
1200500	Medicare OP Bad Debt-Write-offs
1201004	AFDA – Admin Adjustment Provision
1201005	AFDA – Charity Adjustment Provision
1201006	AFDA Denials
1210500	Allowance – Blue Cross Discount
1211000	Allowance – HMO/PPO Discount
1211500	Allowance – Champus Discount
1212000	Allowance – Commercial Discount
1212500	Allowance – State/Other Agency
1213500	Allowance – Other Discount
1216000	Physician Contractual Allowance
1221000	Medicare Inpatient – CY
1221001	Medicare Outpatient – CY
1221010	Medicaid Inpatient – CY
1221011	Medicaid Outpatient – CY
1241000	Other Receivables
1251000	Inventory – General Supplies
1251001	Inventory – Pharmacy
1251002	Inventory – Dietary
1261010	Prepaid Other

For the avoidance of doubt, Current Assets shall not include any items on any PSI Trial Balance Sheet for the Business not listed above.

Annex A -

Annex B

Current Liabilities

PSI Trial Balance Sheet Account #	Description
2002000	Accounts Payable – System
2002001	Accounts Payable – Accrual
2202400	Accrued Payroll
2202401	Accrued Vacation
2202402	Accrued Incentive Compensation
2192100	Employer FICA Payable
2192102	FUTA Payable
2192110	SUI Payable
2192209	WH - Federal Income Tax
2192220	WH - State Taxes
2192271	WH - Local Taxes
2192301	WH - Medical Premium
2192302	WH - Dental Premium
2192303	WH - LT Disability Insurance Premium
2192304	WH - Life Insurance Premium
2192305	WH - 401K Contribution
2192306	WH - Dependent Care Account
2192310	WH - Accidental
2192311	WH - Garnishments
2192312	WH - Medical Flex Benefits
2192317	WH - Jason Foundation
2192340	WH - Whole Life
2192314	WH - Short Term Disability
2192315	WH - Critical Illness
2192316	WH - Vision
2002002	Patient Credit Balances
2002003	Patient Refund Clearing
2302000	Due To Medicare Year 00
2302006	Due To Medicare Year 06
2302007	Due To Medicare Year 07
2302008	Due To Medicare Year 08
2302009	Due To Medicare Year 09
2302010	Due To Medicare Year 10
2302011	Due To Medicare Year 11
2302070	Medicare Agency BD
1231006	Due From Medicare Year 06
1200100L	Medicare IP BD - WO
2302070	McareBD
2302108	Due To Medicaid Year 08

For the avoidance of doubt, Current Liabilities shall not include any items on any PSI Trial Balance Sheet for the Business not listed above.